As filed with the Securities and Exchange Commission on June 1, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First American Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

26-1911571

(I.R.S. Employer Identification No.)

1 First American Way

Santa Ana, California 92707

(Address of Principal Executive Offices, Zip Code)

First American Financial Corporation 2010 Employee Stock Purchase Plan

First American Financial Corporation 2010 Incentive Compensation Plan

(Full titles of the plans)

Kenneth D. DeGiorgio

Executive Vice President, General Counsel and Secretary

First American Financial Corporation

1 First American Way

Santa Ana, California 92707

(Name and address of agent for service)

(714) 250-3000

(Telephone number, including area code, of agent for service)

Copy to:

Sean Griffiths, Esq.

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

(212) 351-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00001 per share	2,000,000 (3)	$12.28 (3)	$24,560,000 (3)	$1,752
Common Stock, par value $0.00001 per share	16,000,000 (4)	$14.45 (4)	$231,200,000 (4)	$16,485

(1)

In addition to the number of shares of Common Stock of the registrant set forth in the above table, this Registration Statement on Form S-8 covers an indeterminate number of options and other rights to acquire shares of Common Stock, to be granted pursuant to the employee benefit plans listed above.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also shall cover any additional shares of Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Relates to Common Stock to be issued pursuant to the First American Financial Corporation 2010 Employee Stock Purchase Plan. The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon 85% of the average of the high and low “when-issued” price as reported on the New York Stock Exchange on May 28, 2010, which was $14.45. Under the terms of the First American Financial Corporation 2010 Employee Stock Purchase Plan, the purchase price of Common Stock with respect to an offering period is 85% of the fair market value of the Common Stock on the last day of the offering period.

(4)

Relates to Common Stock to be issued pursuant to the First American Financial Corporation 2010 Incentive Compensation Plan. The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low “when-issued” price as reported on the New York Stock Exchange on May 28, 2010, which was $14.45.

EXPLANATORY NOTE

 This Registration Statement on Form S-8 (the “Registration Statement”) is filed by First American Financial Corporation, a Delaware corporation (the “Company” or the “Registrant”), relating to (a) 2.0 million shares of its Common Stock, par value $0.00001 per share (the “Common Stock”), issuable to eligible employees, including the employees of any subsidiaries designated by the Board of Directors, under the First American Financial Corporation 2010 Employee Stock Purchase Plan; and (b) 16.0 million shares of Common Stock issuable to non-employee directors, officers and eligible employees of the Company and any subsidiaries and affiliates designated by the Board of Directors, under the First American Financial Corporation 2010 Incentive Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference.

 The following documents, which have heretofore been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s effective Registration Statement on Form 10-12B (Registration No. 001-34580) initially filed with the SEC on December 14, 2009, as amended;

(b)

the Description of Capital Stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 28, 2010, together with any amendment or report filed with the SEC for the purpose of updating such description; and

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Form 10 referred to in (a) above.

 In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

 Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

 Not applicable.

Item 5.    Interests of Named Experts and Counsel.

 Not applicable.

Item 6.    Indemnification of Directors and Officers.

 The Delaware General Corporation Law, or DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) includes a provision that eliminates the personal liability of directors for monetary damages for breaches of fiduciary duty as a director.

 The Company’s Bylaws provide that the Company shall indemnify any of its directors or officers who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other actual, threatened or completed proceeding, including any and all appeals, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company. The Bylaws also provide for the advancement to directors and officers of expenses incurred in defending any proceeding in advance of its final disposition. The Company is authorized to carry insurance protecting the Company, any director, officer, employee or agent, or another corporation or organization, against any expense, liability or loss, whether or not the Company would have the power to indemnify the person or entity.

 The provisions of the Company’s Certificate of Incorporation and Bylaws that limit liability and provide for indemnification and advancement of expenses may discourage stockholders from bringing a lawsuit against directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, the Common Stock may be adversely affected to the extent the Company pays the costs of settlement and damage awards pursuant to these indemnification provisions.

 The Bylaws also provide that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that any repeal or modification of the Bylaws’ indemnification provisions shall be prospective only and shall not adversely affect the rights of any director or officer in effect at the time of any act or omission occurring prior to such repeal or modification.

 In addition to the above, the Company may enter into one or more agreements with any person to provide for indemnification greater or different than that which is provided for in the Certificate of Incorporation or the Bylaws.

Item 7.    Exemption from Registration Claimed.

 Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of First American Financial Corporation (incorporated by reference herein from Exhibit 3.1 to the Current Report on Form 8-K filed on June 1, 2010).
4.2	Bylaws of First American Financial Corporation (incorporated by reference herein from Exhibit 3.2 to the Current Report on Form 8-K filed on June 1, 2010).

4.3	First American Financial Corporation 2010 Employee Stock Purchase Plan.

4.4	First American Financial Corporation 2010 Incentive Compensation Plan (incorporated by reference herein from Exhibit 10.6 to the Current Report on Form 8-K filed on June 1, 2010).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).

24.1	Power of Attorney.

Item 9.    Undertakings.

1.	The Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

3.             The Company hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to provisions and arrangements that exist whereby the Company may indemnify such persons against liabilities arising under the Securities Act, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on June 1, 2010.

FIRST AMERICAN FINANCIAL CORPORATION
(Registrant)

By:	/s/ Dennis J. Gilmore
Dennis J. Gilmore
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chief Executive Officer and	June 1, 2010
Dennis J. Gilmore	Director (Principal Executive Officer)

*	Senior Vice President and Chief	June 1, 2010
Max O. Valdes	Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

*	Executive Chairman and Director	June 1, 2010
Parker S. Kennedy

*	Director	June 1, 2010
Hon. George L. Argyros

*	Director	June 1, 2010
Bruce S. Bennett

*	Director	June 1, 2010
Glenn C. Christenson

*	Director	June 1, 2010
Hon. William G. Davis

*	Director	June 1, 2010
James L. Doti

*	Director	June 1, 2010
Lewis W. Douglas, Jr.

*	Director	June 1, 2010
Frank E. O’Bryan

*	Director	June 1, 2010
Herbert B. Tasker

*	Director	June 1, 2010
Virginia M. Ueberroth

* The undersigned does hereby sign this registration statement on behalf of the above-indicated person pursuant to a power of attorney executed by such person.

/s/ Kenneth D. DeGiorgio	Attorney-in-Fact	June 1, 2010
Kenneth D. DeGiorgio

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of First American Financial Corporation (incorporated by reference herein from Exhibit 3.1 to the Current Report on Form 8-K filed on June 1, 2010).

4.2	Bylaws of First American Financial Corporation (incorporated by reference herein from Exhibit 3.1 to the Current Report on Form 8-K filed on June 1, 2010).

4.3	First American Financial Corporation 2010 Employee Stock Purchase Plan.

4.4	First American Financial Corporation 2010 Incentive Compensation Plan (incorporated by reference herein from Exhibit 10.6 to the Current Report on Form 8-K filed on June 1, 2010).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Gibson, Dunn & Crutcher LLP (incorporated by reference from Exhibit 5.1).

24.1	Power of Attorney.